UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 1, 2013

SOLARCITY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-35758	02-0781046
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 Clearview Way

San Mateo, California 94402

(Address of principal executive offices, including zip code)

(650) 638-1028

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

Amended and Restated Revolving Credit Agreement

On November 1, 2013, SolarCity Corporation (the “Company”) entered into an amended and restated credit agreement (the “Restated Credit Agreement”) with Bank of America, N.A., an affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated, as administrative agent, and a syndicate of banks, including Credit Suisse AG, Cayman Islands Branch, increasing the committed capital under its revolving credit facility from $75.0 million to $160.5 million (the “Revolving Credit Facility”). The Revolving Credit Facility may be further increased by an additional $89.5 million, subject to conditions set forth in the Restated Credit Agreement. The Revolving Credit Facility will continue to be used for working capital, letters of credit, and general corporate needs.

Borrowed funds under the Revolving Credit Facility bear interest at a rate of 3.25% plus LIBOR or, at the Company’s option, at a rate equal to 2.25% plus the higher of (A) the federal funds rate plus 0.5%, (B) Bank of America’s published “prime rate,” or (C) LIBOR plus 1%. The fee for letters of credit is 3.25% per annum, and the fee for undrawn commitments is 0.375% per annum. The Revolving Credit Facility is secured by certain of our machinery and equipment, accounts receivable, inventory and other assets. The Revolving Credit Facility matures on December 31, 2016.

As of September 30, 2013, $71.9 million, net of fees, was outstanding under the Revolving Credit Facility subject to interest rates ranging between 4.05% and 4.06%.

Under the terms of the Revolving Credit Facility, we are required to meet various restrictive covenants, including meeting certain reporting requirements, such as the completion and presentation of audited consolidated financial statements. We are also required to maintain an interest coverage ratio, as defined in the Restated Credit Agreement, of at least 1.50:1.00, measured quarterly as of the last day of each quarter, and to maintain unencumbered liquidity, as defined in the Restated Credit Agreement, of at least $50.0 million, measured monthly as of the last day of each month; provided, however, in the case of unencumbered liquidity, an event of default shall not have been deemed to occur unless (i) unencumbered liquidity is less than the $50.0 million threshold as of any month end for two consecutive months or (ii) unencumbered liquidity is less than $40.0 million as of the last day of any month.

As of November 1, 2013, we were in compliance with all debt covenants under the Revolving Credit Facility.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Bennet Van de Bunt has been appointed to the Company’s Board of Directors, effective November 5, 2013. Mr. Van de Bunt will serve as a Class I director and will stand for reelection at the 2016 annual meeting of stockholders.

Mr. Van de Bunt has served as a principal of Guthy-Renker LLC, a direct marketing company, since 1993, and as a member of its board of directors since 1994. Mr. Van de Bunt has also served as the chief executive officer of Guthy-Renker Holdings, LLC, an affiliate of Guthy-Renker responsible for business affairs and new business development. Prior to joining Guthy-Renker, Mr. Van de Bunt was an attorney at Allen Matkins Leck Gamble Mallory & Natsis LLP. Mr. Van de Bunt holds a JD from Harvard Law School, is a member of the California Bar Association, and holds a degree in history from UCLA where he graduated with honors. Mr. Van de Bunt previously served on the board of directors of the Electronic Retailing Association.

Guthy-Renker Holdings, LLC is also an affiliate of Paramount Energy Solutions, LLC. In September 2013, the Company acquired certain assets from Paramount Energy Solutions, LLC and Paramount GR Holdings, LLC (the “Sellers”) in exchange for consideration consisting of $116.3 million worth of shares of common stock of the Company, subject to certain adjustments, and $3.7 million in cash. Pursuant to the terms of the asset purchase agreement entered into in connection with such acquisition, the Company agreed to recommend to its Nominating and Corporate Governance Committee (the “Committee”) for consideration as a member of the Company’s board of directors a nominee designated by the Sellers. In accordance with such agreement, the Sellers designated Mr. Van de Bunt, the Committee considered the nomination of Mr. Van de Bunt and recommended to the Company’s board of directors that Mr. Van de Bunt be elected to the Company’s board of directors.

In connection with his appointment, Mr. Van de Bunt will enter into the Company’s standard form of director indemnification agreement and will receive the Company’s standard compensation for non-employee directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOLARCITY CORPORATION

By:	/s/ Lyndon R. Rive
Lyndon R. Rive Chief Executive Officer

Date: November 7, 2013

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